[GRAPHIC OMITTED]
                                Man-AHL 130, LLC
                                Account Statement
                             10/1/2009 to 10/31/2009
                                   (Unaudited)


MAN-AHL 130, LLC

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT
Beginning of Period Net Asset Value                                                     25,569,775.99
Capital Additions this Period                                                              122,000.00
Capital Withdrawals this Period                                                                 (0.00)
         Net Income (Loss) for the Period                                                 (975,026.73)
                                                                                        -------------
         End of Period Net Asset Value (10/31/2009)                                     24,716,749.26
                                                                                        -------------

         Rate of Return for the Period Class A Series 1                   -3.86%
         Rate of Return for the Period Class A Series 2                   -3.76%
         Rate of Return for the Period Class B Series 1                   -3.86%
         Rate of Return for the Period Class B Series 2                   -3.76%


                       INVESTOR STATEMENT OF INCOME (LOSS)
Income

         Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                      193,095.50
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards         (1,044,338.20)
         Gain (Loss) From Investments in Other Partnerships                                    198.77
         Change in Accrued Commissions                                                      (8,184.41)
         Miscellaneous Income                                                                    0.00
         Interest Income                                                                     5,737.07
                                                                                        -------------
                  Total Income                                                            (853,888.81)
                                                                                        -------------

Expenses


         Miscellaneous Fee Expense                                                            (240.63)
         Management Fee                                                                    (57,058.55)
         Incentive Fee                                                                           0.00
         Other Expenses                                                                    (63,838.74)
                                                                                        -------------
                  Total Expenses                                                          (121,137.92)
                                                                                        -------------
                  Net Income                                                              (975,026.73)
                                                                                        -------------

              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (10/1/2009)                                         25,569,775.99
Capital Contributions this Period                                                          122,000.00
Capital Redeemed this Period                                                                    (0.00)
                                                                                        -------------
Current Period Net Income (Loss)                                                          (975,026.73)
                                                                                        -------------
            End of Period Net Asset Value Value (10/31/2009)                            24,716,749.26
            End of Period Net Asset Value Per Unit Class A Series 1 (10/31/2009)               120.83
            End of Period Net Asset Value Per Unit Class A Series 2 (10/31/2009)               124.39
            End of Period Net Asset Value Per Unit Class B Series 1 (10/31/2009)               121.04
            End of Period Net Asset Value Per Unit Class B Series 2 (10/31/2009)               124.61

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s/ Alicia Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC